News Release

Media Inquiries	Investor Inquiries

Joan Campion	John DeBono
908-582-5832 (office)	908-582-7793 (office)
201-761-9384 (mobile)	debono@lucent.com
joancampion@lucent.com

MaryLou Ambrus	Dina Fede
908-582-8501 (office)	908-582-0366 (office)
908-239-6654 (mobile)	fede@lucent.com
mambrus@lucent.com

LUCENT TECHNOLOGIES REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2006

➢	Reports revenues of $2.56 billion for the quarter
➢	Posts net income of $371 million, or 7 cents per diluted share, for the quarter
➢	For fiscal year 2006, posts revenues of $8.80 billion and net income of $527 million

FOR IMMEDIATE RELEASE: TUESDAY, Oct. 24, 2006

          MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the fourth quarter and fiscal year 2006, which ended Sept. 30, 2006, in accordance with U.S. generally accepted accounting principles (GAAP). For the quarter, Lucent reported net income of $371 million or 7 cents per diluted share. These results compare with net income of $79 million or 2 cents per diluted share in the third quarter of fiscal 2006, and net income of $372 million or 7 cents per diluted share in the year-ago quarter.

          The company reported revenues of $2.56 billion in the quarter, an increase of 25 percent sequentially and an increase of 5 percent from the year-ago quarter. The company’s revenues were $2.05 billion in the third quarter of fiscal 2006 and $2.43 billion in the year-ago quarter.

          The fourth quarter’s earnings per share included a positive impact of $73 million, or about 1 cent per diluted share, for discrete tax items and the reversal of U.S. deferred taxes. Similar items did not have a material impact in quarter ended June 30, 2006. In the year-ago quarter, earnings per share included a positive impact of $128 million, or about 2 cents per diluted share, primarily due to income tax items.1

          For the fiscal year, Lucent reported revenues of $8.80 billion, a decrease of 7 percent compared with $9.44 billion in revenues for fiscal 2005. The net income for fiscal 2006 was $527 million or 11 cents per diluted share compared with net income of $1.19 billion or 24 cents per diluted share in fiscal 2005. Significant items previously identified in our quarterly earnings releases had a negative impact of $247 million, or about 5 cents per diluted share, on net income in fiscal 2006, and a positive impact of about $352 million, or about 7 cents per diluted share, on net income in fiscal 2005. The significant items included, among other things, two significant litigation charges related to the Winstar judgment and the shareowner settlement, as well as benefits from certain discrete tax items and recoveries of bad debt and customer financing.1

EXECUTIVE COMMENTARY

          “We are pleased to have ended what’s been a challenging year with a strong quarter. As anticipated, we posted our highest quarterly revenue period for the year, driven primarily by mobility deployments in North America, and we recorded a gross margin of 44 percent,” said Lucent Technologies Chairman and CEO Patricia Russo.

          “In addition to the rollout of our EV-DO Rev A and HSDPA solutions during the quarter, we also continued to convert IMS trials into contracts, announcing that KPN, The Netherlands’ largest service provider, had selected Lucent’s IP Multimedia Subsystem solution (IMS) to replace its legacy public switched-network. Lucent Worldwide Services, was also chosen as the prime integrator for the migration to KPN’s All-IP network,” added Russo.

          “During the fiscal year, we added 6 customers for our IMS portfolio, announced more than 70 contracts in 25 countries, and saw revenue growth in UMTS, professional services, data, optical and applications,” said Russo. “We also continued to lead the market in CDMA, including the introduction of EV-DO Rev A to support next-generation services.”

           “In fiscal 2006, we essentially maintained our annual U.S. revenue level, given our improved revenue performance in the fourth quarter,” said Lucent Technologies Chief Financial Officer John Kritzmacher. “Outside the U.S., our annual revenues decreased by about $600 million, and as expected, roughly $500 million of the decrease came from the combined revenues for China and to a lesser extent India. Notwithstanding the fiscal 2006 revenue decline, we achieved an annual gross margin rate of 42 percent and continued to invest in the areas that are critical to our vision of next-generation networks.”

          Given the company’s pending merger transaction with Alcatel, it is continuing its practice of not providing specific quarterly or annual guidance.

MERGER UPDATE

          On September 7, 2006, shareholders of Alcatel and Lucent approved the proposed merger agreement. The companies continue to believe they are on track to complete their merger transaction by the end of calendar year 2006.

          “With another key milestone behind us following the successful shareholder votes, we are moving closer to the integration of our two companies. We continue to make excellent progress on our integration planning to ensure a smooth transition from Day 1,” said Russo. “We look forward to the successful closure of the merger transaction.”

GROSS MARGIN AND OPERATING EXPENSES

          Gross margin for the fourth quarter of fiscal 2006 was 44 percent of revenues as compared with 41 percent in the third quarter of fiscal 2006 and 46 percent in the year-ago quarter. For the fiscal year, gross margin was 42 percent as compared with 44 percent for fiscal 2005.

          Operating expenses for the fourth quarter of fiscal 2006 were $739 million as compared with $665 million for the third quarter of fiscal 2006 and $810 million in the year-ago quarter. For the fiscal year, operating expenses were $3.02 billion as compared with $2.86 billion for fiscal 2005.

          Gross margin and operating expenses for fiscal 2006 reflect a total reduction of approximately $300 million in annual and long-term employee incentive awards as compared with fiscal 2005.

          The net pension and postretirement benefit credit for the fourth quarter was $107 million, compared with $104 million in the third quarter of fiscal 2006 and $185 million in the year-ago quarter. For the fiscal year, the net pension and postretirement credit was $429 million as compared with $718 million for fiscal 2005.

BALANCE SHEET UPDATE

          As of September 30, 2006, Lucent had $3.4 billion in cash and marketable securities, a decrease of $254 million from the quarter ended June 30, 2006. The decrease was driven by the $368 million repayment of certain debt obligations in July.

REVIEW OF OPERATIONS – THREE MONTHS ENDED SEPTEMBER 30, 2006

          On a sequential basis, revenues in the United States increased 40 percent to $1.77 billion, and revenues outside the United States increased 1 percent to $789 million. Compared with the year-ago quarter, U.S. revenues increased by 17 percent and revenues outside the U.S. decreased by 14 percent.

          Revenues and operating income for Lucent’s segments are included in Exhibit D in the accompanying financial reporting package.

HIGHLIGHTS

          Lucent continued to make announcements related to key technologies for next-generation networks, including: IMS, VoIP, 3G mobile networks, services, next-generation optical solutions, broadband access and applications.

IMS/VoIP: Lucent made further market progress for its advanced multimedia networking solutions and announced agreements with:

•	KPN to supply our IMS solution, which will replace its legacy network while supporting both new and existing services.
•	Manx Telecom, a subsidiary of O2, to expand its IMS-based converged network for VoIP, data and video services.
•	Vodafone Italy to provide an intelligent network solution for its “Vodafone Casa” service, enabling customers to use mobile phones as home phones and mobile devices.

3G Mobile Networks: Lucent continued to build on its momentum in (3G) mobile networking solutions.

•

Just last week, Sprint selected Lucent to develop software and infrastructure necessary to enable push-to-talk services on its CDMA2000 1xEV-DO Rev A network. Lucent Services will provide network integration, program management, testing operational readiness and deployment services.

•	Sky Link, the largest CDMA450 operator in Russia and Commonwealth of Independent States (CIS), chose Lucent to upgrade existing Lucent -supplied base stations with CDMA2000 1xEV-DO technology.

Services: Lucent’s network transformation, network integration and other services solutions were components of 10 contracts announced around the world during the quarter.

•	Lucent signed a network integration and program management contract with KPN to manage the deployment and integration of its All IP network.
•

Manx Telecom selected Lucent to provide network installation, design, integration and migration services, and VitalSuite® network management products for its next-generation converged fixed/mobile network.

•

Lucent was chosen, as part of a Boeing-led team awarded a secure border contract by the Department of Homeland Security, to provide R&D, technical and services expertise in wireless, network integration, and security.

•

In October, Lucent announced an agreement with VIVO, the largest mobile operator in the Southern Hemisphere, to provide technical support and maintenance services for its 3G CDMA2000 1X and 1xEV-DO network.

Next-generation optical, broadband access and applications: Lucent made significant progress in IPTV, demonstrated its expertise in next-generation applications for the delivery of communications services, and delivered its next-generation networking portfolio

•	Japan’s NTTPC deployed Lucent’s Metropolis® Wavelength Services Manager (WSM) throughout its network in Tokyo, increasing network capacity to support IP-based services.
•

Lucent announced that it would acquire Mobilitec, a leading provider of content management software for wireless service providers, to enable service providers to offer personalized content for mobile and broadband subscribers.

•

Updata, a broadband solutions provider in the U.K., selected the Lucent Ethernet Router 15100 — from Riverstone Networks — to support high-speed data services for local government customers in the U.K. And in October, Telefonica selected the Ethernet Router 15800 to support growth for its “Imagenio” IPTV service.

•	Just this month, Lucent unveiled MiViewTV™, a comprehensive IPTV software suite, enabling operators to offer next-generation services available anytime, on any device.

          The quarterly earnings conference call will take place today at 8:30 a.m. EDT and be broadcast live over the Internet at http://www.lucent.com/investor. It is expected to be maintained on the site for replay through Tuesday, October 31, 2006.

          Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit www.lucent.com.

1 Details on the significant items impacting results are available in Exhibit E in the accompanying financial reporting package.

          This news release contains statements regarding the proposed transaction between Lucent and Alcatel, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about Lucent managements’ future expectations, beliefs, goals, plans or prospects that are based on current expectations, estimates, forecasts and projections about Lucent and Alcatel and the combined company, as well as Lucent’s and the combined company’s future performance and the industries in which Lucent and Alcatel operate and the combined company will operate, in addition to managements’ assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties are based upon a number of important factors including, among others: the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by Lucent and Alcatel; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on a limited number of contract manufacturers to supply products we sell; the social, political and economic risks of our respective global operations; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to Lucent’s annual report on Form 10-K for the year ended September 30, 2005 and quarterly reports on Form 10-Q for the periods ended December 31, 2005, March 31, 2006 and June 30, 2006, and proxy statement dated August 7, 2006 and Alcatel’s annual report on Form 20-F for the year ended December 31, 2005, as amended as well as other filings by Lucent and Alcatel with the U.S. Securities and Exchange Commission (the “SEC”). Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Lucent disclaims any intention or obligation to update any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

# # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Index to Exhibits

Exhibit A	Consolidated statements of operations for the three months ended September 30, 2006, June 30, 2006 and September 30, 2005 and the years ended September 30, 2006 and September 30, 2005

Exhibit B	Consolidated balance sheets as of September 30, 2006, June 30, 2006 and September 30, 2005

Exhibit C	Consolidated statements of cash flows for the four quarters of fiscal 2006 and the years ended September 30, 2006 and September 30, 2005

Exhibit D	Segment information and revenue by geographic region

Exhibit E	Stock based compensation expense, pension and postretirement benefits, reconciliation of basic to diluted EPS and significant items impacting results

Exhibit A

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; amounts in millions, except per share amounts)

	Three months ended			Years ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

REVENUES
Products	$1,917	$1,469	$1,838	$6,483	$7,221
Services	644	581	593	2,313	2,220

Total revenues	2,561	2,050	2,431	8,796	9,441

COSTS
Products	957	779	902	3,315	3,734
Services	485	432	416	1,746	1,583

Total costs	1,442	1,211	1,318	5,061	5,317

Gross margin	1,119	839	1,113	3,735	4,124
Gross margin %	44%	41%	46%	42%	44%

OPERATING EXPENSES
Selling, general and administrative, before bad debt and customer financing	407	372	494	1,824	1,765
Provision for (recovery of) bad debt and customer financing	11	(2)	6	4	(69)

Selling, general and administrative	418	370	500	1,828	1,696
Research and development	321	276	319	1,177	1,177
In-process research and development	—	12	—	12	—
Business restructuring	—	7	(9)	4	(10)

Total operating expenses	739	665	810	3,021	2,863
Operating income	380	174	303	714	1,261
Operating margin %	15%	8%	12%	8%	13%
Other income, net	23	27	65	179	114
Interest expense	77	82	82	324	341

Income before income taxes	326	119	286	569	1,034
Income taxes	(45)	40	(86)	42	(151)

Net income	$371	$79	$372	$527	$1,185

Basic earnings per share	$0.08	$0.02	$0.08	$0.12	$0.27
Diluted earnings per share	$0.07	$0.02	$0.07	$0.11	$0.24

Weighted average number of common shares outstanding - basic	4,482	4,479	4,445	4,469	4,426

Weighted average number of common shares outstanding - diluted	5,516	4,519	5,261	5,168	5,218

Exhibit B

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; amounts in millions, except per share amounts)

	September 30, 2006	June 30, 2006	September 30, 2005

Assets:
Cash and cash equivalents (a)	$1,337	$1,368	$2,410
Marketable securities (a)	630	588	357
Receivables, less allowances of $95, $87 and $84, respectively	1,630	1,552	1,395
Inventories	731	773	731
Other current assets	1,066	1,001	690

Total current assets	5,394	5,282	5,583
Marketable securities (a)	1,476	1,741	2,163
Property, plant and equipment, net	1,228	1,229	1,295
Prepaid pension costs	5,761	6,476	6,010
Goodwill and other acquired intangibles, net	607	611	419
Other assets	889	941	930

Total assets	$15,355	$16,280	$16,400

Liabilities:
Accounts payable	$689	$702	$769
Payroll and benefit-related liabilities	706	958	1,095
Debt maturing within one year	—	368	368
Other current liabilities	1,604	1,780	1,588

Total current liabilities	2,999	3,808	3,820
Postretirement and postemployment benefit liabilities	5,248	4,571	4,751
Pension liabilities	539	1,318	1,423
Long-term debt	5,050	5,047	5,066
Other liabilities	862	853	965

Total liabilities	14,698	15,597	16,025

Commitments and contingencies

Shareowners’ equity:
Common stock (b)	45	45	45
Additional paid-in capital	23,670	23,645	23,513
Accumulated deficit	(19,081)	(19,452)	(19,608)
Accumulated other comprehensive loss	(3,977)	(3,555)	(3,575)

Total shareowners’ equity (c)	657	683	375

Total liabilities and shareowners’ equity	$15,355	$16,280	$16,400

(a)	Cash and cash equivalents and marketable securities amounted to $3,443, $3,697 and $4,930 as of September 30, 2006, June 30, 2006, and September 30, 2005, respectively.

(b)

$0.01 per share par value; 10,000 authorized shares; 4,485 issued and 4,484 outstanding as of September 30, 2006; 4,483 issued and 4,482 outstanding as of June 30, 2006; and 4,457 issued and 4,447 outstanding as of September 30, 2005.

(c)

Shareowners’ equity was reduced by $485 during the three months ended September 30, 2006 as a result of the early adoption of FAS 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans.

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; $ in millions)

	Three months ended				Years ended
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2006	September 30, 2005

Operating Activities
Net income (loss)	$371	$79	$181	$(104)	$527	$1,185

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	147	138	132	127	544	599
Provision for (recovery of) bad debt and customer financing	11	(2)	2	(7)	4	(69)
Deferred income taxes	(50)	23	17	(2)	(12)	(84)
Pension credit	(167)	(164)	(162)	(167)	(660)	(973)
Stock-based compensation expense	22	19	20	24	85	35
Other adjustments for non-cash items	—	28	—	(35)	(7)	131
Changes in operating assets and liabilities:
Receivables	(148)	(92)	(61)	41	(260)	42
Inventories and contracts in process	(39)	(14)	(45)	(15)	(113)	50
Accounts payable	46	19	(39)	(80)	(54)	(160)
Deferred revenue	(58)	47	152	(136)	5	(65)
Other operating assets and liabilities	(12)	(117)	(238)	(170)	(537)	26

Net cash provided by (used in) operating activities	123	(36)	(41)	(524)	(478)	717

Investing Activities
Capital expenditures	(64)	(47)	(54)	(30)	(195)	(221)
Maturities, sales and purchases of marketable securities	241	258	276	(357)	418	(1,045)
Acquisition of business	—	(200)	—	—	(200)	—
Changes in restricted cash	29	10	(325)	1	(285)	—
Other investing activities	2	—	(2)	—	—	(2)

Net cash provided by (used in) investing activities	208	21	(105)	(386)	(262)	(1,268)

Financing Activities
Repayment of long-term debt	(368)	—	—	(15)	(383)	(547)
Issuance of common stock	2	10	14	20	46	126
Other financing activities	1	(4)	—	—	(3)	—

Net cash provided by (used in) financing activities	(365)	6	14	5	(340)	(421)
Effect of exchange rate changes on cash and cash equivalents	3	—	5	(1)	7	3

Net decrease in cash and cash equivalents	(31)	(9)	(127)	(906)	(1,073)	(969)
Cash and cash equivalents at beginning of period	1,368	1,377	1,504	2,410	2,410	3,379

Cash and cash equivalents at end of period	$1,337	$1,368	$1,377	$1,504	$1,337	$2,410

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SEGMENT INFORMATION* AND REVENUE BY GEOGRAPHIC REGION
(Unaudited; $ in millions, except per share amounts)

	Three months ended			Years ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Total Revenues
Mobility Access and Applications Solutions	$1,277	$827	$1,084	$4,051	$4,660
Multimedia Network Solutions	440	454	470	1,677	1,563
Converged Core Solutions	157	147	236	600	850
Services	644	581	593	2,313	2,220

Reportable segments	2,518	2,009	2,383	8,641	9,293
Other	43	41	48	155	148

Total revenues	$2,561	$2,050	$2,431	$8,796	$9,441

U.S. Revenues
Mobility Access and Applications Solutions	$1,107	$655	$813	$3,360	$3,481
Multimedia Network Solutions	180	169	199	717	623
Converged Core Solutions	85	84	111	334	422
Services	359	321	343	1,317	1,263

Reportable segments	1,731	1,229	1,466	5,728	5,789
Other	41	41	48	153	147

Total U.S. revenues	$1,772	$1,270	$1,514	$5,881	$5,936

Non-U.S. Revenues
Mobility Access and Applications Solutions	$170	$172	$271	$691	$1,179
Multimedia Network Solutions	260	285	271	960	940
Converged Core Solutions	72	63	125	266	428
Services	285	260	250	996	957

Reportable segments	787	780	917	2,913	3,504
Other	2	—	—	2	1

Total non-U.S. revenues	$789	$780	$917	$2,915	$3,505

Operating Income
Mobility Access and Applications Solutions	$506	$228	$407	$1,422	$1,704
Multimedia Network Solutions	14	26	93	127	112
Converged Core Solutions	34	20	16	70	36
Services	95	84	104	314	344

Total segment income	649	358	620	1,933	2,196
(Provision for) recovery of bad debt and customer financing	(11)	2	(6)	(4)	69
Business restructuring	—	(7)	9	(4)	10
Other	(258)	(179)	(320)	(1,211)	(1,014)

Total operating income	$380	$174	$303	$714	$1,261

Additional Multimedia Network Solutions Revenue information
Data and access	$203	$240	$209	$777	$725
Optical networking	237	214	261	900	838

Total Multimedia Network Solutions revenues	$440	$454	$470	$1,677	$1,563

Regional Revenues
U.S.	$1,772	$1,270	$1,514	$5,881	$5,936
Other Americas (Canada, Caribbean & Latin America)	191	169	198	703	728
EMEA (Europe, Middle East & Africa)	370	393	364	1,354	1,337
APaC (Asia Pacific & China)	228	218	355	858	1,440

	$2,561	$2,050	$2,431	$8,796	$9,441

*	Segment information for periods prior to fiscal 2006 was reclassified to conform to the current period’s presentation.
The reclassified information for those periods not presented is available on our investor relations website.

Exhibit E

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
STOCK BASED COMPENSATION EXPENSE, PENSION AND POSTRETIREMENT BENEFITS,
   RECONCILIATION OF BASIC TO DILUTED EPS, SUMMARY OF SIGNIFICANT ITEMS IMPACTING
   RESULTS
(Unaudited; $ in millions, except per share amounts)

	Three months ended			Years ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Stock based compensation expense*
Costs	$3	$2	$—	$11	$—
Selling, general and administrative	13	11	4	48	32
Research and development	6	6	1	26	3

Total stock based compensation expense	$22	$19	$5	$85	$35

* Current period amounts include the impact of expensing stock options as a result of adopting SFAS 123R effective October 1, 2005.

Pension and postretirement benefits
Pension benefit credit	$(167)	$(164)	$(243)	$(660)	$(973)
Postretirement benefit cost	60	60	58	231	255

Net pension and postretirement benefit credit	$(107)	$(104)	$(185)	$(429)	$(718)

Reconciliation of basic to diluted EPS:

	Three months ended			Years ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Net income - basic	$371	$79	$372	$527	$1,185
Adjustment for dilutive securities on net income:
Interest expense for 7.75% convertible securities	—	—	—	—	1
Interest expense for 2.75% convertible securities	11	—	11	45	45
Interest expense for 8.00% convertible securities	10	—	10	—	40

Net income - diluted	$392	$79	$393	$572	$1,271

Weighted average number of shares outstanding - basic	4,482	4,479	4,445	4,469	4,426
Effect of dilutive securities:
Stock options	30	40	54	42	60
Warrants	—	—	17	—	15
7.75% convertible securities	—	—	—	—	8
2.75% convertible securities	773	—	570	651	542
8.00% convertible securities	231	—	175	6	167

Weighted average number of shares outstanding - diluted	5,516	4,519	5,261	5,168	5,218

EPS:
Basic	$0.08	$0.02	$0.08	$0.12	$0.27
Diluted	$0.07	$0.02	$0.07	$0.11	$0.24

Certain securities have been excluded from the above calculations for all periods presented because the effect of adjusting net income for the related interest and the number of common shares for which they would be converted or redeemed was antidilutive.

Significant items impacting results:

	Three months ended				Years ended
	September 30, 2006		June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Winstar judgment	$—		$—	$—	$(278)	$—
Shareowner settlement	—		—	—	—	(54)
Recovery of bad debt and customer financing	N/S		N/S	N/S	N/S	75
Business restructuring	N/S		N/S	9	N/S	10
Payroll related liability adjustment	N/S		N/S	N/S	N/S	40
Early extinguishment of debt obligations	N/S		N/S	(2)	N/S	(11)
Discrete and other income tax items	73	**	N/S	121	31 **	292

Total	$73		$—	$128	$(247)	$352

Per share impact - basic	$0.02		$—	$0.03	$(0.06)	$0.08

Per share impact - diluted	$0.01		$—	$0.02	$(0.05)	$0.07

N/S	-	Current period amounts are not presented as they are not significant.
**	-	September 30, 2006 quarter includes US deferred income tax reversal of $42 that was previously provided for during the nine months ended June 30, 2006.

The above significant items impacting results were reflected in:
Costs	$—	$—	$—	$—	$12
Operating expenses	—	—	9	(278)	113
Other income, net	—	—	—	—	(3)
Income taxes	73	—	119	31	230

Net income	$73	$—	$128	$(247)	$352